Exhibit 10(m)

                    MANAGEMENT INCENTIVE COMPENSATION PLAN OF
                          CITIZENS SAVINGS BANK F.S.B.
                      FOR THE YEAR ENDING DECEMBER 31, 1997


A.   Description

     This INCENTIVE COMPENSATION PLAN FOR MANAGEMENT INDIVIDUALS OF CITIZENS SAVINGS BANK F.S.B., is a means by which additional compensation shall be made available to designated Senior Management Officers who contribute to the successful operation of the Bank. The purpose of this plan is to provide an opportunity for these individuals to share in the rewards of successful Bank performance, in recognition of their leadership, excellence in performance, and achievement of Bank profit and growth objectives.

     This plan shall be effective for the year beginning January 1, 1997, and ending December 31, 1997. This plan may be continued, amended, or discontinued in subsequent years at the discretion of the Board of Directors.

B.   Definitions

     1. Base Salary - the amount of regular wages and/or salary paid to the management participant as regular earnings during the year, exclusive of any other form of additional compensation.

     2. Management Participant - in order to participate in this plan, management individuals named herein must be in the active employment of the Bank at the end of the plan year and occupy one of the management positions named in this plan; any individual who ceases to be employed, regardless of cause, by the Bank prior to the time that distribution is made, shall forfeit all rights to receiving any incentive payment which may otherwise be due under this plan.

     3. Incentive Payment - shall be those amounts payable to management participants as determined in accord with this plan; incentive payments are expressed and calculated as a percentage of each participant's base salary; incentive payments shall be made in the form of a one-time cash distribution to the management participant and shall be subject to deductions for income tax withholding. Payment shall be made after the close of the plan year within twenty (20) days after the yearly earnings have been made public.

     4. Net Income - is the difference between total receipts and total expenses after taxes for the year, 1997, as reported in the Bank's annual statement and verified by the Bank's independent auditors.

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C.   Determination of Incentive Payment

     1.   The determination of incentives payable to Executive  Management (Enos
          K. Fry and Charles R. Duda) will be based solely upon the attainment of the Company's net income goal.

     2.   The   determination  of  incentives   payable  to  Senior   Management
          participants shall be based upon two criteria listed below:

          a. The performance of the Bank as measured by achievements of net income goals (50%).

          b.   Achieving the department's operating goals for the year (50%).

          The base incentive for the attainment of these goals for the Bank is as follows:

          Enos K. Fry                    25%
          Charles R. Duda                20%
          All other Senior Officers      15%

          The bonus pool shall be tiered as follows:

          Budget         Net Income         Bonus         Potential Pool

          100%           $5,600,000         100%          $179,863
          105%           $5,880,000         105%          $226,686
          110%           $6,160,000         110%          $273,509

          The incentive percentage of the bonus moves up 5% with each 5% increase in net income over the budget. The accrual for the bonus pool will be included in the attainment of the net income calculation. In the event the incentive accrual is the determining factor in making the budget, the incentive pool will be lowered by the amount needed to attain the budgeted net income.

     Management Participants

     Enos K. Fry
     Charles R. Duda
     Dave Bowman
     Tim Hall
     LuAnn Loeber
     Mark Schissler
     Bill Scott
     Terry Thomas